EXHIBIT 21

ULTIMATE PARENT	ALL 100% OWNED
1ST LEVEL SUBSIDIARIES	YEAR ACQUIRED/ ESTABLISHED	JURISDICTION/ DATE OF INCORPORATION	MAIN BUSINESS LOCATION(S)
2ND LEVEL SUBSIDIARIES
3RD LEVEL SUBSIDIARIES

THE L. S. STARRETT COMPANY (TOOL AND SAW MFG)	1880	MASSACHUSETTS (1929)	MA,OH,NC,AZ,GA

STARRETT SECURITIES CORPORATION (INVESTMENT CO)	1985	MASSACHUSETTS (1985)	MA

EVANS RULE COMPANY, INC. (TAPE MEASURE MFG)	1986	NEW JERSEY (1948)	N. CHARLESTON, SC

TAYLOR INVESTMENTS, INC. (HOLDING CO)	1986	NEW JERSEY (1981)	HOLDING CO ONLY

E-R RULE COMPANY OF PUERTO RICO, INC. (TAPE MFG)	1986	NEW JERSEY (1968)	MAYAQUEZ, PUERTO RICO

L.S.STARRETT CO. OF THE DOMINICAN REPUBLIC (LEVEL AND TAPE MFG)	2004	CAYMAN ISLANDS (2004)	SANTO DOMINGO. DR

THE L. S. STARRETT CO. OF CANADA LIMITED (BRANCH WAREHOUSE)	1962	ONTARIO (1962)	MISSISSAUGA, ONT

THE L. S. STARRETT COMPANY LIMITED (SAW MFG)	1958	SCOTLAND (1958)	JEDBURGH, SCOTLAND

STARRETT PRECISION OPTICAL LIMITED (OPTICAL TOOL MFG)	1990	ENGLAND (1990)	JEDBURGH; SCOTLAND

STARRETT GMBH (DISTRIBUTION)	2000	GERMANY (2000)	TAUNUS, GERMANY

STARRETT INDUSTRIA E COMMERCIO LTDA. (SAW MFG)	1956	BRAZIL (1956)	ITU, BRAZIL

STARRETT ARGENTINA S.A.	2005	ARGENTINA (2005)	BUENOS AIRES, ARGENTINA

LEVEL INDUSTRIES, INC. (LEVEL MFG)	1991	MASSACHUSETTS (1991)	N. CHARLESTON; SC

THE L.S.STARRETT COMPANY OF MEXICO, S. de R.L. de C.V.
(WAREHOUSE AND DISTRIBUTION)	2001	MEXICO (2001)	SALTILLO, COAHUILA, MEXICO

STARRETT TOOLS ( SUZHOU) CO. LTD (SAW AND TOOL MFG)	1997	CHINA (1997)	SUZHOU, CHINA

STARRETT TOOLS ( SHANGHAI) CO. LTD (WAREHOUSE AND DISTRIBUTION)	2000	CHINA (2000)	SHANGHAI, CHINA

THE L.S. STARRETT CO OF AUSTRALIA PTY LTD (WAREHOUSE AND DISTRIBUTION)	1998	AUSTRALIA (1998)	SYDNEY, AUSTRALIA

STARRETT METROLOGY SERVICES, INC. (INACTIVE AS OF 4/04)	2003	DELAWARE (2003)	MT. AIRY, NC
(CALIBRATION AND INSTALLATION SERVICES)

STARRETT (NEW ZEALAND) LIMITED	2004	NEW ZEALAND 8/11/04	AUCKLAND, NZ

TRU-STONE TECHNOLOGIES, INC.	2006	DELAWARE (2006)	WAITE PARK, MN